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                                                                    EXHIBIT 10.3


                        SETTLEMENT AND RELEASE AGREEMENT

         THIS SETTLEMENT AND RELEASE AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 1996, by and between YOUTH SERVICES INTERNATIONAL, INC., a Maryland corporation ("YSI") and EVERGREEN NATIONAL DEVELOPMENT, INC., a Maryland corporation ("Evergreen").

                              W I T N E S S E T H

         WHEREAS, YSI and Evergreen are parties to that certain Agreement dated as of February 1, 1996 (the "Original Agreement"), pursuant to which YSI engaged Evergreen to perform certain services in connection with the business of YSI;

         WHEREAS, by letter dated September 20, 1996 from YSI to Evergreen, YSI terminated the Original Agreement effective December 20, 1996, pursuant to the terms of Section 6C of the Original Agreement; and

         WHEREAS, the parties desire to settle all amounts due under the Original Agreement, and each party desires to release the other party from any future obligation under the Original Agreement, as more fully set forth herein.

         NOW, THEREFORE, in consideration of these premises and of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follow:

         1.      No Further Liability.

                 (a) YSI hereby acknowledges and agrees that, as of the date of this Agreement, except as set forth herein, Evergreen has no further liability or obligation to YSI or any of its subsidiaries or affiliates arising out of, or based upon, the Original Agreement or any other agreement (written or oral) related thereto.

                 (b) Evergreen hereby acknowledges and agrees that, as of the date of this Agreement, except as set forth herein, neither YSI nor any of its subsidiaries or affiliates has any further liability or obligation to Evergreen arising out of, or based upon, the Original Agreement or any other agreement (written or oral) related thereto), including without limitation any liability or obligation with respect to the payment of any fees (in respect of any services provided by Evergreen to YSI or otherwise) to Evergreen.

         2. Waiver of Insurance Requirement. YSI agrees that, notwithstanding the provisions of Section 2F of the Original Agreement, Evergreen is not, and shall not be, required to maintain any errors and omissions insurance coverage for any period of time following the effective date of the termination of the Original Agreement. Notwithstanding the foregoing, the requirement set forth in Section 2F of the Original Agreement that Evergreen





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maintain comprehensive liability insurance in an aggregate amount of $2.0 million and with a limit of not less than $500,000 per occurrence remains in full force and effect.

         3. Settlement of Funds Due. Within 120 days of the date hereof, Evergreen shall pay to YSI the sum of Six Hundred Forty-Eight Dollars ($648,000) in the form of a company check made payable to YSI. YSI and Evergreen agree that such sum represents all amounts due from Evergreen to YSI in connection with the Original Agreement, and takes into account all monetary obligations of Evergreen to YSI and all overpayments made by YSI to Evergreen. YSI and Evergreen agree that, following such payment, no further sums of money shall be due to YSI or Evergreen from the other party under and pursuant to the Original Agreement.

         4.      Mutual Release.

                 (a) In consideration of the release set forth in Section 4(b) below, YSI, on behalf of itself, its subsidiaries and affiliates, and all directors, officers, employees, agents, and representatives of YSI and its subsidiaries and affiliates, and the heirs, successors and assigns of the foregoing parties, hereby releases Evergreen, and its subsidiaries and affiliates, and all directors, officers, employees, agents, and representatives of Evergreen and its subsidiaries and affiliates, and the heirs, successors and assigns of the foregoing parties, from and against any and all claims, actions, proceedings, damages, costs, expenses, judgments, fines, liabilities or losses (collectively, "Losses"), now existing or in the future arising, as a result of or related to the Original Agreement, whether known or unknown, pending or threatened, fixed or contingent, direct or indirect (it being understood that the release set forth in this Section 4(a) shall not apply to any Loss arising as a result of or related to the terms and provisions of this Agreement).

                 (b) In consideration of the release set forth in Section 4(a) above, Evergreen, on behalf of itself, its subsidiaries and affiliates, and all directors, officers, employees, agents, and representatives of Evergreen and its subsidiaries and affiliates, and the heirs, successors and assigns of the foregoing parties, hereby releases YSI and its subsidiaries and affiliates, and all directors, officers, employees, agents, and representatives of YSI and its subsidiaries and affiliates, and the heirs, successors and assigns of the foregoing parties, from and against any and all Losses, now existing or in the future arising, as a result of or related to the Original Agreement, whether known or unknown, pending or threatened, fixed or contingent, direct or indirect (it being understood that the release set forth in this Section 4(b) shall not apply to any Loss arising as a result of or related to the terms and provisions of this Agreement).





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         5.      No Disruptive Actions.

                 (a) Each of Evergreen and YSI agrees not to take any action or to say anything that would have an adverse effect or disruptive impact on the community standing or economic condition of the other party or any of its subsidiaries or affiliates or any of their respective relationships with employees, providers, clients, governmental agencies or other revenue sources.

                 (b) Evergreen and YSI acknowledge that the other party would suffer substantial damage in the event of a breach by Evergreen or YSI, as the case may be, of the covenants and agreements contained in this Section 5 and that it would be difficult to compute the amount of such damage. Therefore, either party shall be entitled to enforce the provisions of this section by injunction or other equitable relief as well as claim damages or exercise any other remedy under law or equity for any such breach. The existence and exercise of the right to equitable relief shall not preclude the exercise of any other rights and remedies that the such party may have in law, equity or otherwise.

         6.      Miscellaneous.

                 (a) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the substantive laws of the State of Maryland, exclusive of its conflicts of laws principles.

                 (b) Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and all other prior agreements and representations of the parties with respect to the subject matter hereof, whether written, or oral, are merged herein. This Agreement may be amended only by a written instrument signed by both parties hereto. Any of the terms or conditions of this Agreement may be waived but only in writing by the party entitled to the benefit thereof.

                 (c) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be effective upon delivery in person or transmittal by facsimile or three days after mailing, certified or registered mail, postage prepaid, addressed:

                          (i)     If to YSI, to:

                                  Youth Services International, Inc.
                                  2 Park Center Court, Suite 200
                                  Owings Mills, Maryland  21117
                                  Attention:  Timothy P. Cole
                                  Facsimile Number:  (410) 356-8634





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                                        with a copy to:
                                        John B. Frisch, Esquire
                                        Miles & Stockbridge,
                                        a Professional Corporation
                                        10 Light Street
                                        Baltimore, Maryland  21202
                                        Facsimile Number:  (410) 385-3700

                          (ii)    If to Evergreen, to:
                                  Evergreen National Development, Inc.
                                  2 Park Center Court, Suite 400
                                  Owings Mills, Maryland  21117
                                  Attention:  V. Joel Nicholson
                                  Facsimile Number:  (410) 356-0137

                 (d) Section Headings. The section headings throughout this Agreement are for convenience and reference only, and the words contained therein shall not in any way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

                 (e) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of each party and such party's permitted successors and assigns. Neither party to this Agreement may assign this Agreement or any rights or obligations hereunder, in whole or in party, without the prior written consent of the other party hereto; provided, however, that YSI shall be entitled to assign the benefit of this Agreement and to delegate its duties hereunder to any subsidiary or affiliate of YSI without the consent of Evergreen.

                 (f) Severability. In the event that any provision hereof shall be modified or held ineffective by any court in any respect, such adjudication shall not invalidate or render ineffective the balance of the provisions of this Agreement.

                 (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

                 (h) Interpretation. The parties agree that each and every term and condition of this Agreement has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any of the terms or conditions hereof, no consideration shall be give to the issue of which party hereto actually prepared, drafted or requested any term or condition hereof.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                    YOUTH SERVICES INTERNATIONAL, INC.


                                           By: /s/ TIMOTHY P. COLE
----------------------                        -----------------------------
                                              Name:  Timothy P. Cole
                                              Title: Chief Executive Officer

                                           EVERGREEN NATIONAL DEVELOPMENT, INC.


----------------------                     By: /s/ JOEL V. NICHOLSON
                                              -----------------------------
                                              Name:  Joel V. Nicholson
                                              Title: President





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